Exhibit 99.1

INSTRUCTIONS

AS TO USE OF

FEDERAL TRUST CORPORATION

RIGHTS CERTIFICATES

The following instructions relate to a rights offering (the “Rights Offering”) by Federal Trust Corporation, a Florida corporation (“Federal Trust”), to the holders of record (the “Record Holders”) of its common stock, par value $0.01 per share (the “Common Stock”), as described in the Federal Trust prospectus dated,             , 2008 (the “Prospectus”). Record Holders of Common Stock as of 5:00 p.m., Eastern Time, on             , 2008 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock (the “Underlying Shares”). In the Rights Offering, Federal Trust is offering an aggregate of              Underlying Shares.

Rights are evidenced by the enclosed Rights Certificate. The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on             , 2008, unless extended to no later than              (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, each Record Holder will receive, at no charge, one Right for each share of Common Stock owned at 5:00 p.m., Eastern Time, on the Record Date. Each Right will allow the holder to subscribe for              shares of Common Stock (the “Basic Subscription Privilege”) at a subscription price of $             per share (the “Subscription Price”). Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Privilege will be eliminated by rounding down to the nearest whole share. For example, if a Record Holder owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, he/she would receive 100 subscription rights and would have the right to purchase              shares of Common Stock.

In the event a holder purchases all of the shares of Common Stock available to him/her pursuant to the Basic Subscription Privilege, he/she may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our shareholders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”), subject to availability, purchase and ownership limits and the allocation process more fully described in the Prospectus. If sufficient shares of Common Stock are available, Federal Trust will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares of Common Stock available, Federal Trust will allocate the available shares of Common Stock among shareholders who over-subscribed by multiplying the number of shares requested by each shareholder through the exercise of the Over-Subscription Privilege by a fraction that equals (x) the number of shares available to be issued through Over-Subscription Privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their Over-Subscription Privileges.

Each Record Holder is required to submit payment in full for all the shares he/she wishes to buy pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if a Record Holder wishes to maximize the number of shares purchased pursuant to the Over-Subscription Privilege, the Record Holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Unsubscribed Shares available to him/her, assuming that no shareholder other than the Record Holder and the “Standby Purchasers” (described in the Prospectus) has purchased any shares of Common Stock. Standby Purchasers have agreed to exercise their Basic Subscription Privilege for an aggregate of              shares out of a total of              shares offered for sale in the Rights Offering. Federal Trust will not issue fractional shares of Common Stock, as described above.

Please refer to the Prospectus section entitled “The Rights Offering—Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering,” for purchase and ownership limitations.

The number of Rights to which a Record Holder is entitled is printed on the face of the Rights Certificate. Record Holders should indicate their wishes with regard to the exercise of the Rights by completing the appropriate portions of the Rights Certificate.

Your prompt action is requested. To exercise the Rights, you should properly complete and sign the Rights Certificate and Substitute Form W-9 and forward them, with payment of the full Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to Registrar and Transfer Company, (the “Subscription Agent,”) as indicated on the Rights Certificate and these Instructions. The Subscription Agent must receive the materials and full payment prior to 5:00 p.m., Eastern Time on             , 2008. A Rights Holder cannot revoke the exercise of Rights. Rights not exercised prior to the Expiration Date will expire.

1. Method of Subscription—Exercise of Rights

To exercise Rights, the properly completed and signed Rights Certificate, together with a completed and signed Substitute Form W-9 and payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, must be sent to the Subscription Agent, to be received on or prior to the Expiration Date. Payment of the aggregate Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for. Payment may be made by (a) bank check or bank draft payable to “Registrar and Transfer Company”, drawn upon a United States bank, (b) postal, telegraphic or express money order payable to “Registrar and Transfer Company”; or (c) wire transfer of immediately available funds to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering: ABA No.             , further credit to Account Number              at Commerce Bank NA, with an account name of “Registrar and Transfer Company as rights agent for Federal Trust Corporation”. Any wire transfer should clearly indicate the identity of the subscriber who is paying by wire transfer. Personal checks of any type may not be remitted as payment.

The Rights Certificate, Substitute Form W-9 and payment of the aggregate Subscription Price, must be delivered to the Subscription Agent by one of the methods described below:

By Mail: Registrar and Transfer Company P.O. Box 645 Cranford, NJ 07016-0645 Attn: Reorg/Exchange Department	By Hand or Overnight Courier: Registrar and Transfer Company 10 Commerce Drive Cranford, NJ 07016 Attn: Reorg/Exchange Department

Delivery to an address other than those above does not constitute valid delivery. If U.S.

mail is used, we recommend using registered mail, properly insured, with return receipt requested.

Registrar and Transfer Company Telephone Number for confirmation of wire, mail or overnight delivery:

908-497-2300 x2554

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf.

Brokers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and Federal Trust, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

If you do not indicate the number of Underlying Shares being subscribed, or do not forward full payment of the aggregate Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Basic Subscription Privilege in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of Unsubscribed Shares with your over-payment. If we do not apply your full payment to your purchase of shares of Common Stock, the excess payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable.

Federal Trust can provide no assurances that each Record Holder will actually be entitled to purchase the number of shares of Common Stock requested through the exercise of the Over-Subscription Privilege. Federal Trust will not be able to satisfy any portion of a Record Holder’s exercise of the Over-Subscription Privilege if all of the shareholders exercise their Basic Subscription Privileges in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Privileges.

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To the extent the aggregate Subscription Price of the actual number of Unsubscribed Shares available to a Record Holder pursuant to the Over-Subscription Privilege is less than the amount the Record Holder paid in connection with the exercise of the Over-Subscription Privilege, the Record Holder will be allocated only the number of Unsubscribed Shares actually available to him/her, as soon as practicable after the Expiration Date, and the Record Holder’s excess subscription payment will be returned, without interest, as soon as practicable.

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To the extent the amount the Record Holder paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the actual number of Unsubscribed Shares available to the Record Holder pursuant to the Over-Subscription Privilege, the Record Holder will be allocated the number of Unsubscribed Shares for which he/she actually paid in connection with the Over-Subscription Privilege.

2. Issuance of Common Stock

The following deliveries and payments will be made in the name and address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a) Basic Subscription Privilege. As soon as practicable after the Expiration Date and the valid exercise of Rights, the Subscription Agent will mail to each exercising Record Holder a certificate representing shares of Common Stock purchased pursuant to the Basic Subscription Privilege and Over-Subscription Privilege.

(b) Excess Subscription Payments. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received by the Subscription Agent in payment of the aggregate Subscription Price will be mailed to each Record Holder, without interest.

3. Sale or Transfer of Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

4. Execution

(a) Execution by Registered Holder. The signature in section 1 of the Rights Certificate must correspond with the name(s) of the registered holder exactly as it appears on the face of the Rights Certificate, without any alteration or change whatsoever, Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by a Person Other than the Registered Holder. If the Rights Certificate is signed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Signature Guarantees. Your signature must be guaranteed in Section 3 of the Rights Certificate, by an Eligible Institution who is a member in a Medallion Program approved by the Securities Transfer Association, Inc., as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, if you specify special issuance or delivery instructions in Section 2 of the Rights Certificate.

5. Substitute Form W-9

Each Record Holder who elects to exercise Rights should provide the Subscription Agent with a correct Taxpayer Identification Number (“TIN”) on the enclosed Substitute Form W-9. Additional copies of Substitute Form W-9 may be obtained upon request from the Subscription Agent. Failure to provide the information on the form may subject such holder to a $50.00 penalty for each such failure and to 28% federal income tax backup withholding with respect to dividends that may be paid by Federal Trust on shares of Common Stock purchased upon the exercise of Rights.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY FEDERAL TAX ADVICE CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE; (B) THE ADVICE IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTION OR THE MATTERS ADDRESSED HEREIN; AND (C) THE TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCE FROM AN INDEPENDENT TAX ADVISOR.

6. Method of Delivery

The method of delivery of the Rights Certificate, Substitute Form W-9 and payment of the aggregate Subscription Price to the Subscription Agent will be at the election and risk of the Record Holder.

Questions?

For assistance in completing your Rights Certificate, contact Registrar and Transfer Company at (800) 368-5948.

For information about the Rights Offering, see the Prospectus, including the “Risk Factors” and “Questions and Answers” sections. You may also contact Stifel, Nicolaus & Company, Incorporated, the Information Agent. The Information Agent can be reached toll-free, at (866)                     , Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time.

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